UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Kraton Performance Polymers, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On May 20, 2011, Kraton Performance Polymers, Inc. sent the following letter to Fidelity Investments, a stockholder of the company.

May 20, 2011

Via e-mail

Meredith Lawless

Fidelity Investments

Investment Proxy Research – Senior Analyst

One Spartan Way, MZ: TS1E

Merrimack, NH 03054

Re:	Correspondence dated May 12, 2011

Dear Ms. Lawless:

This letter addresses your comments concerning certain aspects of the proposed amendment and restatement of the Polymer Holdings LLC 2009 Equity Incentive Plan. As more fully described in its definitive proxy statement dated April 8, 2011, on May 25, 2011, Kraton Performance Polymers, Inc. will hold its annual meeting of stockholders at which, among other things, it will seek on behalf of its board of directors approval from stockholders for the amendment and restatement of the Plan.

Please be advised that, in response to your concerns, our management undertakes to bring before the board at a regularly scheduled board meeting (over the next year) to consider codifying the following into the Plan:

•	For all full value awards under the Plan that are based on the passage of time, a three-year minimum vesting period requirement.

•	For all full value awards under the Plan that are based on performance, a one-year minimum vesting period requirement.

In order to provide flexibility to management, the foregoing restrictions would not be required for awards granted under the Plan that, in the aggregate, represent not more than 10% of the authorized shares under the Plan.

We hope that the foregoing fully addresses your concerns and permits you to recommend approval of the Plan. Please contact me if you have any comments or questions regarding the Plan or this letter.

Sincerely,

/s/ Kevin M. Fogarty

Kevin M. Fogarty,

President and Chief Executive Officer

Kraton Performance Polymers, Inc.

15710 John F. Kennedy Blvd. Suite 300 Houston, TX 77032